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Exhibit 10.1

HARRIS—LIVETV GDL PATENT LICENSE AGREEMENT

        This Agreement is effective as of the 27th day of September 2002 (hereinafter the "Effective Date") by and between HARRIS CORPORATION ("HARRIS"), a corporation organized and existing under the laws of the State of Delaware, acting through its Government Communications Systems Division (GCSD) having a place of business at Palm Bay, Florida, and LIVETV, LLC ("LIVETV"), a Delaware limited liability company having its principal place of business in Irvine, California.

RECITALS

A.
HARRIS is the owner of certain Patents in the United States and other countries with respect to its Ground Data Link technology, and proposes to make certain of such rights available to LIVETV on the terms set forth in this Agreement.

B.
LIVETV is the licensee of certain Patents pertaining to satellite communications, airborne antennas, receivers and signal distribution, and in-flight entertainment equipment in the United States and other countries pursuant to the HARRIS-LIVETV Technology License Agreement, which license is exclusive in certain specified fields of operation.

C.
LIVETV is desirous of obtaining rights to utilize HARRIS's Ground Data Link technology, and to that end, is willing to grant to HARRIS certain rights under its exclusive license to the LIVETV Patents granted in the HARRIS-LIVETV Technology License Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, HARRIS and LIVETV agree as follows:

Article 1—Definitions

        In this Agreement, unless the context clearly means otherwise, any reference to "including" (and any variant thereof, e.g., "includes") means "including but not limited to," any reference to "and" means "and/or," and any use of the singular form includes the plural. Terms not defined herein will have the meanings in the HARRIS-LIVETV Technology License Agreement. In addition, the following words and phrases will have the meanings set forth below:

1.1    "Audio-Video System" means any non-satellite-based video and/or audio system this is capable of and intended for distributing in-flight entertainment on commercial and/or general aviation aircraft.

1.2    "Aviation Information Services" means the services and commercial products in support of services, offered individually or in combination in the Commercial Aviation Services Market set forth in Schedule 1.2 attached hereto and incorporated herein.

1.3    "Broadcast Systems" means any satellite-based video and/or audio system that is capable of and intended for receiving and distributing in-flight entertainment on commercial aircraft and general aviation aircraft.

1.4    "Commercial Aviation Services Market" means the worldwide commercial air transport, commercial air cargo, business aviation and general aviation markets and the offering of non-developmental products in support of commercial services (i.e., services equivalent to services to commercial airlines) to military and governmental agencies, excluding Unmanned Aerial Vehicles (UAVs), space related products and services, and Air Traffic Control (ATC) applications.

1.5    "GDL" means Ground Data Link.

1.6    "GDL Field of Use" means the provision of Aviation Information Services in the Commercial Aviation Services Market.

1.7    "Ground Data Link" means the bi-directional data communications link, however designated, developed by Harris to permit wireless communication with aircraft.

1.8    "Harris GDL Patents" means the United States, European, and Canadian Patents set forth on Schedule 1.8 attached hereto and incorporated herein and any other Patents later owned or controlled by HARRIS or any Affiliate one or more claims of which would, absent the licenses granted herein, be infringed by any activity of LIVETV using GDL technology in the GDL Field of Use.

1.9    "Harris-LIVETV Technology License Agreement" means the technology license agreement entered into between HARRIS and LIVETV dated September 27, 2002, entitled "HARRIS-LIVETV TECHNOLOGY LICENSE AGREEMENT."

1.10    "HARRIS Products" means products, systems or services that are designed, made, used, Sold, exchanged for consideration or otherwise disposed of by or on behalf of HARRIS.

1.11    "In-Seat Audio-Video System" means any video and/or audio system that is capable of and intended for distributing in-flight entertainment to seats (not overhead) on commercial aircraft.

1.12    "Intellectual Property" means any and all intellectual property or other proprietary rights in and to copyrights, patents, computer software, technical information, technology, trademarks and/or trade names.

1.13    "LIVETV Field of Operations" means the designing, developing, manufacturing, marketing and selling of all products and services listed in subsection 1.13.1 below related to Broadcast Systems (including any component thereof) and subsection 1.13.2 below related to In-Seat Audio-Video systems (including any component thereof) and other activities in furtherance thereof.

  1.13.1    Broadcast Systems.

    1.13.1.1    Worldwide for all commercial aircraft types and general aviation aircraft: external antenna assembly, radome, antenna control subsystem, interface assembly, multi-channel receiver modulators, and all cables, wire harnesses, software and installation kits, used to receive, decode and distribute satellite-based video and/or audio signals to an aircraft audio/video distribution system;

    1.13.1.2    Worldwide for all general aviation aircraft and all commercial aircraft types: audio/video in-seat distribution systems comprised of control line replaceable units, headend line replaceable units, distribution boxes, in-seat electronic boxes, video monitors, passenger control units and all cables, harnesses and installation kits used for proper functioning of a Broadcast System, including all operation and application software;

    1.13.1.3    For Broadcast Systems Sold by LIVETV or its sublicensees: Program management services to direct and control the design, installation and certification of Broadcast Systems for customers of LIVETV or its sublicensees; installation design and installation of Broadcast Systems, including external antenna assembly and all in-aircraft equipment; system certification services, seat modification, installation and certification services; and field support for the systems installed including line and shop maintenance; and

    1.13.1.4    For Broadcast Systems, whether or not Sold by LIVETV: programming services including program acquisition, billing, and revenue distribution; customer services, passenger support, billing refunds, and complaint handling.

  1.13.2    In-Seat Audio-Video Systems.

    1.13.2.1    Worldwide for all commercial aircraft types and all general aviation aircraft: In-Seat Audio-Video Systems comprised of control line replaceable units, headend line replaceable units, distribution boxes, in-seat electronic boxes, video monitors, passenger control units and all cables, harnesses and installation kits used for proper functioning of an In-Seat Audio-Video System, including all operational and application software;

    1.13.2.2    For In-Seat Audio-Video Systems Sold by LIVETV or its sublicensees: Program management services to direct and control the design, installation and certification of In-Seat Audio-Video Systems for customers of LIVETV or its sublicensees; installation design and installation of In-Seat Audio-Video Systems, including all in-aircraft equipment; system certification services, seat modification, installation and certification services; and field support for the systems installed including line and shop maintenance; and programming services including program acquisition, billing, and revenue distribution; customer services, passenger support, billing refunds, and complaint handling.

1.14    "LIVETV Patents" means all rights to Patents granted to LIVETV by HARRIS pursuant to the HARRIS-LIVETV Technology License Agreement.

1.15    "LIVETV Licensed Products" means LIVETV Products that, absent the licenses granted in this Agreement, would otherwise infringe one or more claims of one or more of the HARRIS GDL Patents.

1.16    "LIVETV Products" means products, systems or services that are designed, made, used, Sold, imported, exchanged for consideration or otherwise disposed of by or on behalf of LIVETV.

1.17    "Patents" means any and all forms of letters patent now or hereafter issued or granted anywhere in the world, including utility, model, and design patents, patents of addition, patents of importation, improvement patents, reissued and re-examined patents, all renewals and extensions thereof, and all applications for such patents, including original, divisional, continuation, and continuation-in-part applications, pending before any national Patent Office which have not been abandoned or expired and all rights afforded thereunder.

1.18    "Return License Patent License" means the royalty-free, fully paid-up, non-exclusive, worldwide, irrevocable, perpetual license in all fields of use outside the LIVETV Field of Operations to use Intellectual Property owned by LIVETV that is developed by or for LIVETV using Intellectual Property provided to LIVETV by HARRIS granted in Section IV.A. of the Harris-LIVETV Technology License Agreement.

1.19    "Sold" or "Sale" as it applies to goods or services means when LIVETV Licensed Products are billed out or otherwise disposed of, and shall be considered otherwise disposed of when incorporated into equipment, when otherwise put in use, when transferred to others, or when the services are agreed upon, regardless of the basis of compensation, if any. The term includes, but is not limited to, transfers by outright sale (transfer of title), lease or gift.

Article 2—Grant of Licenses

2.1    Subject to the obligation of LIVETV to make the reports and payments as specified in Article 3 herein, HARRIS hereby grants and agrees to grant to LIVETV, solely within the GDL Field of Use a non-exclusive, irrevocable, perpetual, world-wide license under the Harris GDL Patents to make, have made, use, distribute, lease, offer to sell, sell, import and otherwise dispose of LIVETV Licensed Products.

  2.1.1    The license granted in this Section 2.1 is a royalty-bearing license, subject to the royalty payment provisions set forth in Article 3.

  2.1.2    The license granted in this Section 2.1 includes the right to grant sublicenses of no greater scope to others, provided that LIVETV shall remain liable to HARRIS for the payment of royalties due, in accordance with Article 3, for Sales of products and/or services by any permitted sublicensee of LIVETV.

2.2    LIVETV hereby grants and agrees to grant to HARRIS, solely within the LIVETV Field of Operations and subject to the provisions of Section 2.2.1, a royalty-free, fully paid-up, non-exclusive, irrevocable, perpetual, worldwide license under the LIVETV Patents, to make, have made, use, lease, offer to sell, sell, import and otherwise dispose of HARRIS GDL Products.

  2.2.1    The license granted to HARRIS in this Section 2.2 does not extend to the right of HARRIS to make or have made, use, lease, offer to sell, sell, import or otherwise dispose of Broadcast Systems or In-Seat Audio-Video Systems.

  2.2.2    The license granted in this Section 2.2 includes the right of HARRIS to grant sublicenses to others under the LIVETV Patents within the LIVETV Field of Operation, to make, have made, use, lease, offer to sell, sell, import and otherwise dispose of GDL products.

2.3    LIVETV hereby extends, and agrees to extend, the Return License Patent License to permit the making, having made, using, leasing, distributing, offering to sell, selling, importing and otherwise disposing of HARRIS GDL Products within the LIVETV Field of Operations.

  2.3.1    The extension of the Return License granted in this Section 2.3 pertains solely to the permitted fields of use of the license, and does not otherwise alter any rights or obligations of either party in or under the Return License.

2.4    HARRIS covenants and agrees that it will not at any time enforce or permit any other Person to enforce against LIVETV or any Affiliate, transferee, sublicensee, subcontractor, vendee, or customer under and in accordance with Section 2.1 above, any Patents (excluding HARRIS GDL Patents) and other intellectual property owned or controlled (such that the assurance provided in this Section can be granted thereunder without payment to others, other than to an Affiliate or an employee of HARRIS or any Affiliate) by HARRIS or any Affiliate, if such enforcement would materially impair or burden LIVETV's ability to make, have made, use sell, offer for sale, distribute, import, lease or otherwise dispose of LIVETV Licensed Products covered by Harris GDL Patents within the GDL Field of Use.

Article 3—Compensation

3.1    In consideration of the licenses granted herein, LIVETV hereby agrees to pay royalties to HARRIS at the computed rate set forth below on all LIVETV Licensed Products Sold during the term of this Agreement by LIVETV.

  3.1.1    For each aircraft containing LIVETV Licensed Products or for which LIVETV Licensed Product services are provided, LIVETV will pay HARRIS a royalty of Five Thousand dollars ($5,000.), payable in two equal installments of Two Thousand Five Hundred dollars ($2,500.). The first installment will be paid at the first time royalties are due with respect to each applicable aircraft pursuant to Section 3.2. The second installment will be due upon the second anniversary of the first installment due date.

3.2    Within thirty (30) days after the end of every Accounting Period, i.e., within thirty (30) days after each March 31, June 30, September 30 and December 31, beginning immediately after the Effective Date, LIVETV must deliver to HARRIS a true and accurate written report of all Sales of LIVETV Licensed Products during the preceding three (3) calendar months under this Agreement as are pertinent to calculating payments hereunder. This report shall consist of:

  (1)
  the total number of aircraft containing LIVETV Licensed Products Sold during the relevant Accounting Period, the serial number of each of the LIVETV Licensed Products, and the name of the customer for the LIVETV Licensed Products, if any; and

  (2)
  the amount of royalties due Licensor thereon, if any; and

  (3)
  a certification by an officer or authorized representative of LIVETV that the Sales information reported therein is accurate and complete.

Such written reports shall be submitted, whether or not Sales occurred during the reporting period in question, and shall be addressed to:

Harris Corporation Government Communications Systems Division 1000 Perimeter Road MS-2-206 Palm Bay, FL 32905 Attention: Controller

Upon expiration or termination of this Agreement, all LIVETV Licensed Products which have been manufactured or are in the process of manufacture by LIVETV but not yet Sold shall be considered LIVETV Licensed Products and shall be included in the report following such expiration or termination.

3.3    Concurrently with the submission of each such report required by Section 3.2, LIVETV shall pay the royalties due on LIVETV Licensed Products reported therein.

3.4    During the term of this Agreement and for one (1) year thereafter, LIVETV agrees to keep complete and accurate records of its Sales of LIVETV Licensed Products under the license granted in this Agreement in sufficient detail to enable the royalties payable under Section 3.1 to be determined and the report of Sales of LIVETV Licensed Products under Section 3.2 to be verified.

3.5    LIVETV further agrees to permit such books and records to be examined from time to time to the extent necessary to verify the reports provided for in Section 3.2 and the royalties due and payable hereunder. Such examination shall be made at the expense of HARRIS by an auditor appointed by HARRIS, or at the request of LIVETV by an independent certified public accountant appointed by HARRIS on the understanding that LIVETV will be charged and will pay any fees associated with such investigation invoiced by such independent accountant in the event that errors are found in an amount in excess of five (5) percent of the aggregate royalty included in the reports subject to investigation.

3.6    The auditor or certified public accountant referred to in Section 3.5 will keep the results of his audit confidential but shall report to HARRIS only the royalties due and payable hereunder and the methods used in calculating such royalties. If any such examination reveals that LIVETV owes HARRIS additional royalties, said additional royalties shall be paid within thirty (30) days following completion of the respective examination and receipt of a written request from HARRIS plus interest on such additional royalties at the rate specified in Section 3.9 for the period commencing on the date on which royalties for the respective three months were due and ending on the date on which payment is actually made.

3.7    All payments to be made to HARRIS by LIVETV under this Agreement shall be made in United States Dollars by telegraphic transfer and shall be addressed to

Harris Corporation Mellon Bank P.O. Box 371553-M Pittsburgh, PA 15251 Acct# 174-7042 ABA routing # 043000261 TIN# 340276860

3.8    Where the provisions of this Agreement require the conversion into United States Dollars of an amount initially computed in the currency of another country, the amount of United States Dollars payable under this Agreement shall be determined on the basis of the exchange rate of a leading bank of the country of Sale on the last day of the sixty (60) day period during which each such payment is due, or the date payment is made, whichever is sooner.

3.9    In the event that any amount payable under this Agreement is not paid by the date payment is due, LIVETV shall also pay interest on such amount at a per annum rate equal to two (2) percent plus the prime rate quoted by the Chase Manhattan Bank of New York, New York, on the date payment was due for the period from the due date to the date on which payment is actually made.

Article 4—Terms and Termination

4.1    This Agreement may be terminated by either party on thirty (30) days' notice to the other party if the other party fails substantially to perform any material obligation under this Agreement, and:

  4.1.1    if such default can be remedied, it is not remedied within sixty (60) days after receipt of notice of specifying the nature of the default; or

  4.1.2    if such default cannot be remedied, such default was willful and deliberate.

4.2    This Agreement may be terminated at any time by LIVETV on sixty (60) days' notice to HARRIS, provided there is at the time no default by LIVETV hereunder.

4.3    Without limiting the foregoing or any other right or remedy a party may have under this Agreement or otherwise, either party may terminate this Agreement upon written notice to the other party if:

  4.3.1    the other party is or becomes insolvent or the normal conduct of the other party's business (or the other party's credit) becomes substantially impaired by credit problems;

  4.3.2    the other party calls any meeting of creditors (in contemplation of any action under bankruptcy or insolvency laws) or a receiver or trustee is appointed for the other party or its assets; or

  4.3.3    any petition, proceeding or action under any bankruptcy or insolvency laws is filed or instituted by one party, or any third party, against the other party, and such petition, proceeding or action is not dismissed within sixty (60) days of such filing or institution date.

4.4    Upon termination of this Agreement, all rights granted and obligations undertaken hereunder shall terminate forthwith, except that

  4.4.1    any license granted to LIVETV under this Agreement will survive with respect to Intellectual Property in existence prior to termination, if the Agreement is terminated because of HARRIS being in default hereunder, provided, however, that the royalty provisions of Article 3 remain applicable to the license;

  4.4.2    any license or extension thereof granted by LIVETV to HARRIS under this Agreement will survive indefinitely.

4.5    If any license granted under this Agreement is terminated, the licensee shall immediately cease practice of any inventions covered by licensed Patents and other Intellectual Property licensed under this Agreement. Notwithstanding the foregoing, any LIVETV Licensed Products or HARRIS Products that are at the time of such termination in-process for, or in the possession of, end-users and contain Intellectual Property licensed to LIVETV or HARRIS, respectively, pursuant to this Agreement shall not violate the terms of this Article 4.

4.6    Unless earlier terminated, the patent licenses granted herein, except as provided in Section 4.4 above, will automatically terminate upon expiration of the last-to-expire patents licensed hereunder.

Article 5—Notices

        Any notice required or permitted to be given hereunder shall be in writing, and in the case of LIVETV shall be addressed to:

LiveTV, LLC
P.O. Box 37
M/S 101/4562
Melbourne, Fl. 32902
Tel.: (321) 729-7199
Attention: Jeffrey A. Frisco

with a copy to:

JetBlue Airways Corporation
80-02 Kew Gardens Road
Kew Gardens, NY 11415
Attention: James G. Hnat, Esq.

and in the case of HARRIS to:

Harris Corporation
1025 West NASA Boulevard
Melbourne, FL 32919
Attention: Legal Department MS-9

or to such other address or addresses as either of these companies may from time to time designate as its address by notice in writing to the other. All notices so addressed are effective when received.

Article 6—Representations and Warranties

6.1    HARRIS represents and warrants (such representation and warranty being made as of the Effective Date) that:

  6.1.1    It owns or controls the Patents included within the Harris GDL Patents licensed to LIVETV under Article 2 above; and

  6.1.2    Except for the existence of an opposition proceeding before the European Patent Office pertaining to EP No. 0774724, it has no notice of any threatened or existing judicial, administrative or other proceeding or claim which calls into question the validity of such Patents or the right of LIVETV to exercise any rights granted hereunder.

6.2    Except as aforesaid, HARRIS makes no warranty or representation regarding the following:

  6.2.1    The scope or utility of any Patents licensed to LIVETV hereunder or the patentability of claimed subject matter;

  6.2.2    The operability, safety, function, effectiveness or marketability of any LIVETV Products manufactured in accordance with rights granted under any licenses contained herein; and

  6.2.3    Whether any LIVETV Product made, used or Sold under the licenses granted herein will be free of any intellectual property right of another person.

6.3    LIVETV represents and warrants (such representation and warranty being made as of the Effective Date) that:

  6.3.1    It owns or controls the Return License Patents further licensed under Article 2 above; and

  6.3.2    It has no notice of any threatened or existing judicial, administrative or other proceeding or claim which calls into question the validity of such Patents or the right of HARRIS to exercise any rights granted hereunder.

6.4    Except as aforesaid, LIVETV makes no warranty or representation regarding the following:

  6.4.1    The scope or utility of any Patents licensed to HARRIS hereunder or the patentability of claimed subject matter;

  6.4.2    The operability, safety, function, effectiveness or marketability of any HARRIS Products manufactured in accordance with rights granted under the licenses contained herein; and

  6.4.3    Whether any HARRIS Product made, used or Sold under the further licenses granted herein will be free of any intellectual property right of another person.

6.5    The following are representations and warranties of each of the parties to and in favor of the other party.

  6.5.1    Such party is a corporation or a limited liability company (as applicable) duly incorporated or formed, validly existing and in good standing under the laws of Delaware and has all corporate or other power and authority and all authorizations required to carry on its business as now conducted, except where the failure to have such authorizations would not, individually or in the aggregate, have a material adverse effect on such party.

  6.5.2    The execution, delivery and performance by such party of this Agreement are within its powers (corporate or other) and have been duly authorized by all necessary action (corporate or other) on its part. This Agreement is a valid and binding agreement of such party enforceable against such party in accordance with its terms, subject:

    6.5.2.1    to general equitable principles; and

    6.5.2.2    to bankruptcy, insolvency, moratorium and similar laws of general applicability relating to or affecting creditors' rights.

  6.5.3    The execution, delivery and performance by such party of this Agreement requires no notices, reports or filings with, or authorizations from, any governmental authority.

  6.5.4    The execution and delivery by such party of this Agreement do not and will not:

    6.5.4.1    contravene or conflict with such party's organizational documents;

    6.5.4.2    contravene or conflict with or constitute a violation of any provision of any applicable law;

    6.5.4.3    constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such party, or to a loss of any benefit to which such party is entitled under, any contract binding upon such party or by which any of its properties or assets is or may be bound; or

    6.5.4.4    result in the creation or imposition of any lien on the assets of such party.

Article 7—General Provisions

7.1    Each party agrees to comply with all applicable Untied States Government trade and export control laws and regulations with respect to Intellectual Property licensed from the other party hereunder.

7.2    Neither party will incur a lien on its rights granted hereunder without the other party's prior written consent.

7.3    Neither party indemnifies the other party under this Agreement against infringement of third party Intellectual Property rights for the manufacture, use, sale, offer for sale, lease or other disposition of the other party's products. If a third party shall assert that the making, using, or selling of any products that include any of the intellectual property licensed under this Agreement infringes that third party's intellectual property rights, the manufacturer of the product shall defend, indemnify and hold harmless the other party, provided that the other party has given the manufacturing party timely written notice of such assertion if applicable and full authority to resolve the matter with such third party at no expense to the other party.

7.4    No proprietary or confidential information is to be exchanged pursuant to this Agreement. If one party desires to disclose proprietary or confidential agreement to the other party, then such disclosure must occur pursuant to a separate Non-Disclosure Agreement between the parties relevant to such disclosure. In no event will either party be obligated to disclose any information which the laws and regulations of a governmental authority having jurisdiction over the party do not permit to be disclosed.

Article 8—Confidentiality

8.1    The parties hereto shall keep the terms of this Agreement confidential and shall neither now nor hereafter divulge the terms of this Agreement to any third party except:

  8.1.1    to any court or governmental body or agency compelling such disclosure, but only to the extend so compelled; or

  8.1.2    as otherwise may be required by any law and the rules or regulations promulgated under such law; or

  8.1.3    either party may convey to third parties, including by press releases, that this Agreement exists, and the fact that a patent license has been entered into between HARRIS and LIVETV relating to GDL products and/or services, provided that the monetary requirements may not be disclosed. The parties will coordinate reasonably on the timing and content of any initial press release announcing the entry into this Agreement.

Article 9—Entire Agreement and Amendments

This instrument contains the entire and only agreement between the parties respecting the subject matter hereof, and supersedes and cancels all previous negotiations, commitments and writings in respect thereto. This Agreement may not be amended, supplemented, released, discharged, abandoned, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by duly authorized officers or representative of each of the parties hereto.

Article 10—Trademarks, Trade Names and Patent Marking

10.1    In selling or promoting the sale of Harris Products or LIVETV Products, as the case may be, neither party shall use or refer to the trademarks or trade names of the other or to trademarks or trade names similar thereto.

10.2    LIVETV shall mark all LIVETV Licensed Products with notice in accordance with the statutes of the United States, Canada and European Patent Office relating to the marking of patented articles (see 35 U.S.C. § 287). Such marking shall be accomplished by fixing such notice on the LIVETV Licensed Product itself or, if this cannot be done, on the packaging in which it is contained.

Article 11—Miscellaneous

11.1.    This Agreement shall be construed and the legal relations between the parties hereto shall be determined in accordance with the laws of the State of Florida.

11.2    If application of any one or more of the provisions of this Agreement shall be unlawful under applicable law and regulations, then the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Agreement. Should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

11.3    Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by LIVETV without written consent of HARRIS, and any assignment or transfer without such consent shall be null and void. The acquisition of an interest in LIVETV shall not be considered an assignment or transfer for purposes of this Section.

11.4    The parties acknowledge and agree that irreparable damage may occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and such non-performance may not be compensable by the payment of damages. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement, this being in addition to any other remedy to which they may be entitled by law or equity.

11.5    The captions and/or headings in this Agreement are included for convenience of reference only and shall be ignored in the construction and interpretation hereof.

11.6.    Any provisions of this Agreement may be waived, if and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

11.7.    No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and are not exclusive of any rights or remedies provided by law.

11.8    For the convenience of the parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

11.9    Nothing herein modifies, revises or changes any restrictions or obligations of either party set forth in any other agreement between the parties, including those with respect to operations in, or forbearance from operating in, specified fields of operations.

11.10    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11    The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12    Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the parties any rights or remedies under or by reason of this Agreement.

11.13    No amendment, deletion or addition to this Agreement shall be effective unless in writing and executed by each party.

11.14    If it becomes necessary for either party to initiate litigation for the purpose of enforcing any of its rights hereunder or for the purpose of seeking damages for any violation of this Agreement then, in addition to any and all other judicial remedies that may be granted, the prevailing party shall be entitled to recover attorneys' fees and all other costs sustained by it in connection with that litigation.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in duplicate, on the date first written above, by its duly authorized officer or representative.

LIVETV, LLC		HARRIS CORPORATION
By:	/s/ JEFFREY FRISCO	By:	/s/ GARY L. MCARTHUR
Name:	Jeffrey Frisco	Name:	Gary L. McArthur
Title:	VP of Operations	Title:	VP of Corporate Development

Schedule 1.2

        "Aviation Information Services" means the following services and commercial products in support of services, offered individually or in combination in the Commercial Aviation Services Market:

        1.2.1    the design, development, certification, installation, operation or maintenance of computer software, computer hardware and other equipment, in each case related to on-board or on-ground data acquisition, recording, processing and transmission;

        1.2.2    the development, integration and implementation of services to create an information link to improve an airline's operations and maintenance through the communication of data to and from the aircraft;

        1.2.3    the design, development, certification, installation, operation or maintenance of computer software, computer hardware and other equipment related to data processing, translation and database services;

        1.2.4    the design, development, certification, installation, operation or maintenance of computer software that analyzes or evaluates raw data to provide engine and aircraft trends, patterns and statistics;

        1.2.5    the design, development, certification, installation, operation or maintenance of computer software that analyzes or evaluates raw data for engine and aircraft trends, patterns and statistics and provides alerts to the customer based on changes in such data;

        1.2.6    the design, development, certification, installation, operation or maintenance of computer software that improves aircraft operational maintenance through aircraft systems, avionics, engine and APU diagnostics;

        1.2.7    the integration and implementation of quality assurance services that assess flight performance (FOQA) and provide aircraft health status (MOQA);

        1.2.8    the development, integration or implementation of services for electronic logs of cockpit and cabin functions;

        1.2.9    the development, integration or implementation of cockpit services to increase aircraft productivity through providing reports on weight and balance, flight plans, departure, and pre-flight weather;

        1.2.10    the development, integration or implementation of cabin services to improve cabin productivity through providing reports on inventory, discrepancies, flight attendant manuals, customer profiles, cabin departure and flight reports;

        1.2.11    the development, integration or implementation of services associated with air to ground communications such as high priority messages, in-flight graphical weather and cabin communications;

        1.2.12    the development, integration, implementation or provision of information, data, and related transmission services and solutions that use information flow to and from the aircraft to improve airline operating efficiencies such as fuel management, line maintenance assistance, maintenance operations assistance and other services and solutions that improve aircraft utilization; and

        1.2.13    the development or management of command and control centers from which management solutions to problems related to aircraft maintenance, weather, operating conditions and other time critical factors will be developed and implemented based on information received from aircraft in flight.

        1.2.14    Aviation Information Services does not include:

          1.2.14.1    in-flight entertainment services and related products, which means any system that is capable of and intended for receiving or distributing in-flight entertainment or other information or services directly to or for the benefit of passengers, except as mutually agreed on a case by case basis;

          1.2.14.2    engine diagnostics services (other than data gathering and transmission) to support off-wing aircraft engine maintenance; and

          1.2.14.3    shop maintenance of engines and aircraft.

Schedule 1.8—HARRIS GDL Patents

Number Patent	Issue Date	Title
US 6,047,165	4/4/00	Wireless, frequency-agile spread spectrum ground link-based aircraft data communication system
US 6,104,914	8/15/00	Wireless frequency-agile spread spectrum ground link-based aircraft data communication system having adaptive power control
US 6,108,523	8/22/00	Wireless, frequency-agile spread spectrum ground like-based aircraft data communication system with remote flight operations control center
US 6,148,179	11/14/00	Wireless spread spectrum ground link-based aircraft data communication system for engine event reporting
US 6,154,636	11/28/00	System and method of providing OOOI times of an aircraft
US 6,154,637	11/28/00	Wireless ground link-based aircraft data communication system with roaming feature
US 6,160,998	12/12/00	Wireless spread spectrum ground link-based aircraft data communication system with approach data messaging download
US 6,163,681	12/19/00	Wireless spread spectrum ground link-based aircraft data communication system with variable data rate
US 6,167,238	12/26/00	Wireless-based aircraft data communication system with automatic frequency control
US 6,167,239	12/26/00	Wireless spread spectrum ground link-based aircraft data communication system with airborne airline packet communications
US 6,173,159	1/9/01	Wireless spread spectrum ground link-based aircraft data communication system for updating flight management files
US 6,308,044	10/23/01	System and method of providing OOOI times of an aircraft
US 6,308,045	10/23/01	Wireless ground link-based aircraft data communication system with roaming feature
US 6,353,734	3/5/02	Wireless spread spectrum ground link-based aircraft data communication system for engine event reporting
EP 0774724	8/30/00
Wireless, frequency-agile spread spectrum ground link-based aircraft data communication system Note: The European Patent issued in the following countries: Switzerland, Germany, France, United Kingdom, Ireland, Italy, Netherlands and Sweden
CA 2,189,494 (application)		Wireless, frequency-agile spread spectrum ground link-based aircraft data communication system

QuickLinks

  Exhibit 10.1
HARRIS—LIVETV GDL PATENT LICENSE AGREEMENT
RECITALS
Article 1—Definitions
Article 2—Grant of Licenses
Article 3—Compensation
Article 4—Terms and Termination
Article 5—Notices
Article 6—Representations and Warranties
Article 7—General Provisions
Article 8—Confidentiality
Article 9—Entire Agreement and Amendments
Article 10—Trademarks, Trade Names and Patent Marking
Article 11—Miscellaneous
Schedule 1.2
Schedule 1.8—HARRIS GDL Patents